EXHIBIT 99.1

3D Systems Announces Record 4th Quarter and Full-Year Revenue for 2007
—Reports Improved 4th Quarter and Full-Year 2007 Operating Results—
ROCK HILL, South Carolina — March 17, 2008 - 3D Systems Corporation (NASDAQ: TDSC), a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions, announced today operating results for its fourth quarter and the year ended December 31, 2007. The company also filed its Annual Report on Form 10-K with the SEC today.
The company will hold a conference call and simultaneous webcast to discuss its operating results for the fourth quarter and full year of 2007 tomorrow morning, March 18, 2008, at 9:00 a.m., Eastern Time. Additional information relating to that call and webcast is provided below.
Consistent with the improving trend that the company experienced throughout 2007, it reported record revenue for both the fourth quarter and full year 2007. Revenue for the fourth quarter was a record $44.9 million. While on the face of it, the increase over the fourth quarter of 2006 was 6%, it should be noted that the 2006 fourth quarter was heavily influenced by the corrective actions that we took in the latter half of 2006 to remediate the disruptions that we experienced earlier that year and by the execution of a series of infrastructure and strategic initiatives that were designed to transform our business model.

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Revenue for the full year 2007 increased by 16% to a new annual record of $156.5 million. This revenue increase reflected:
•	A 25% increase in revenue from systems and other products to $58.2 million in 2007;

•	A 19% increase in revenue from materials to $62.0 million; and

•	Essentially flat revenue from services increasing by less than $0.1 million to $36.4 million.
Operating income increased to $1.4 million for the fourth quarter, reversing a $5.3 million operating loss in the fourth quarter of 2006, and net income available to common stockholders increased to $1.4 million, reversing a $6.0 million net loss in the 2006 quarter. Net income per share was $0.06 on a fully diluted basis for the fourth quarter of 2007, reversing a net loss of $0.31 per share on a fully diluted basis in the 2006 quarter.
For the full year, the company’s operating loss declined by 80% to $5.1 million from $25.7 million in 2006 as a result of higher revenue, improved gross profit and lower operating expenses.
Net loss available to common stockholders declined by 78% to $6.7 million from $30.7 million in 2006 as a result of a reduction in operating losses, lower income tax provisions and the absence of preferred stock dividends in 2007. Net loss per share in 2007 declined by 81% to $0.33 per share on a fully diluted basis from $1.77 per share on a fully diluted basis in 2006 reflecting the positive quarterly trends that the company experienced in 2007 and the modest net income that it reported in the last six months of the year.
At December 31, 2007, the company’s backlog was $3.1 million, primarily for systems, compared to $5.0 million at December 31, 2006. The company believes that the December 31, 2007 level of

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backlog is higher than the normal operating trends of its business as the company’s business is generally not dependent on backlog.
”We are pleased with the continuing improvement in our operating results throughout 2007,” said Abe Reichental, 3D Systems’ President and Chief Executive Officer. “While our gross profit margins exhibited some improvement and our operating expenses began to decline and to resume a more normal run-rate, we were disappointed with the slower than expected improvement in both categories.
“We believe that the key components of our annual revenue composition clearly reflect results from the significant business model changes that we embarked on some 24 months ago,” continued Reichental. “Consistent with our expectations, materials revenue reached a new record of $62 million and represented some 40% of our total revenue. And because we believe that systems’ placements are a pre-curser for additional materials revenue in future periods, we are pleased that, for the full year revenue from systems increased by 25%. Revenue from materials grew by 19% during 2007, reflecting the positive marketplace reception that our new systems and materials are enjoying and the early traction and underlying momentum that we are enjoying from our integrated materials cartridge strategy.
“We are gratified that for the full year 2007, approximately 45% of our revenue was generated by new products underscoring our significant portfolio transformation and strong emphasis on marketplace leadership through technology. During the past three years, we have been able to develop and commercialize some 36 new products and at the same time, prune and retire numerous legacy systems and materials. The net result is beginning to emerge more clearly, as our key revenue components shift more decidedly in favor of materials and systems and our service

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business revenue is stabilizing and its profitability is improving,” continued Reichental.
Operating Highlights
Fourth Quarter and Full Year of 2007
($ in millions except for per share amounts)

	Fourth Quarter			Full Year
			%
Operating Highlights	2007	2006	Change	2007	2006	% Change
Revenue	$44.9	$42.6	6%	$156.5	$134.8	16%
Gross profit	$18.1	$16.1		$63.5	$46.3
% of Revenue	40%	38%	13%	41%	34%	37%
Operating expenses	$16.7	$21.4		$68.6	$71.9
% of Revenue	37%	50%	(22%)	44%	53%	(5%)
Operating income (loss)	$1.4	($5.3)		($5.1)	($25.7)
% of Revenue	3%	NM	(127%)	NM	NM	(80%)
Net income (loss) available to common stockholders	$1.4	($6.0)		($6.7)	($30.7)
% of Revenue	3%	NM	(123%)	NM	NM	(78%)

Diluted income (loss) per share available to common stockholders	$0.06	($0.31)	(119%)	($0.33)	$(1.77)	(81%)
Unrestricted cash	$29.7	$14.3	107%	$29.7	$14.3	107%
Depreciation and amortization	$1.5	$2.1		$7.0	$6.5
% of Revenue	3%	5%	(28%)	4%	5%	7%
NM= Not Meaningful
Gross profit for the fourth quarter of 2007 increased by 13% to $18.1 million and, for the full year, increased by 37% to $63.5 million.
“Our gross profit margin continued to show an improving trend over the fourth quarter and full year of 2007, reflecting our higher revenue, the relatively lower increase in our cost of sales and the absence in the 2007 periods of the business disruptions, challenges and customer accommodations that adversely affected our profitability in the 2006 periods,” continued Reichental. “Our gross profit margin increased to

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40% for the fourth quarter of 2007 from 38% in the 2006 quarter and increased to 41% for the full year 2007 from 34% in the full year 2006.”
Operating expenses declined by $4.7 million to 37% of revenue in the fourth quarter of 2007 from the fourth quarter of 2006, reflecting lower operating expenses and the absence of the restructuring costs that the company incurred in 2006 from its relocation to Rock Hill.
For the full year 2007, operating expenses declined by $3.4 million. This decrease arose primarily from the absence in 2007 of the $6.6 million of restructuring costs related to the company’s relocation to Rock Hill that were partially offset by $3.0 million of higher selling, general and administrative expenses and $0.3 million of higher research and development costs.
Annual selling, general and administrative expenses were generally within the range the company previously advised and reflected in part the abnormally higher costs that the company incurred as a result of its previously mentioned higher consulting and remediation costs from its previously disclosed disruptions and higher selling expenses attributable to higher sales.
Higher annual research and development expenses were consistent with the range that the company previously announced in the third quarter of 2007 and reflected its continuing high level of work on selected new product developments, including its new V-Flash™ Desktop 3-D Modeler. The company unveiled the V-Flash™ Modeler in September at its World Conference, and consistent with its previous announcements, began shipping these Modelers to selected hearing aid customers during the first quarter of 2008. In keeping with its managed, phased roll-out plan, the

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company anticipates commencing shipping of general purpose units to a selected group of its authorized resellers before the end of March.
“Notwithstanding our steady improvements in gross profit and operating expenses, we are disappointed with the slower than expected rate of progress we were able to make during 2007. We expect to make additional progress during 2008 toward our goal of achieving and improving our historical gross profit and operating expense levels as a percent of revenue,” commented Reichental.
The company ended 2007 with $29.7 million of unrestricted cash compared to $14.3 million of unrestricted cash at December 31, 2006.
The company also continued to improve its management of inventories and accounts receivable. For the full year, inventories declined by over $6 million to $20.0 million at the end of 2007. The company expects to reduce its inventories further during 2008 toward its longer term target of $15 million without any reduction in service levels to its customers.
Accounts receivable, net decreased by $3.4 million to $31.1 million at the end of 2007. This decline resulted in a reduction of 10 days of sales outstanding to 64 days at December 31, 2007.
“We remain confident in our overall direction. We believe that the key initiatives and investments that we undertook over the past 24 months have provided us with the right platform to achieve our long-term objectives,” continued Reichental. “Apart from the high costs associated with the launch of our V-Flash™ Modeler and the residual of professional and consulting expenses from the previously discussed disruptions that we incurred in 2006, we expect that our quarterly operating expenses are resuming a more normalized run rate.

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“We believe that our stronger financial position, resulting from our substantially reduced indebtedness and ongoing improvements in working capital management provides us with the flexibility to pursue our near-term growth opportunities vigorously,” concluded Reichental.
For a more detailed review of the company’s operating results and financial condition, please read the managements’ discussion and analysis in its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC today.
Conference Call and Audio Webcast Details
3D Systems will hold a conference call and audio Webcast to discuss its fourth quarter and full year 2007 financial results tomorrow morning, Tuesday, March 18, at 9:00 a.m. Eastern Time.
•	To access the Conference Call, dial 1-877-591-4956 (or 719-325-4936 from outside the United States). A recording will be available two hours after completion of the call for seven days. To access the recording, dial 1-888-203-1112 (or 719-457-0820 from outside the United States) and enter 4467834, the confirmation code.

•	To access the audio Webcast, log onto 3D Systems’ website at www.3dsystems.com/ir. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The Webcast will be available for replay beginning approximately 90 minutes after completion of the call at: www.3dsystems.com/ir.

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Forward-Looking Statements
Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and expectations, including matters relating to the proposed restatements of the company’s financial statements and related matters described herein, and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements,” “Cautionary Statements and Risk Factors,” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.
About 3D Systems Corporation
3D Systems is a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input.

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These solutions are used for design communication and prototyping as well as for production of functional end-use parts: Transform your products.
More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.
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Tables Follow

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3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
Three Months and Twelve Months Ended December 31, 2007 and December 31, 2006
(in thousands, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue:
Products	$34,855	$32,608	$120,147	$98,525
Services	10,075	9,968	36,369	36,295

Total revenue	44,930	42,576	156,516	134,820
Cost of sales:
Products	20,183	18,380	65,633	59,229
Services	6,607	8,120	27,423	29,334

Total cost of sales	26,790	26,500	93,056	88,563

Gross profit	18,140	16,076	63,460	46,257

Operating expenses:
Selling, general and administrative	12,512	16,416	54,159	51,204
Research and development	4,192	4,011	14,430	14,098
Restructuring costs	—	983	—	6,646

Total operating expenses	16,704	21,410	68,589	71,948

Income (loss) from operations	1,436	(5,334)	(5,129)	(25,691)
Interest expense and other, net	21	749	1,120	1,410

Income (loss) before provision for income taxes	1,415	(6,083)	(6,249)	(27,101)
Provision for income taxes	62	(124)	491	2,179

Net income (loss)	1,353	(5,959)	(6,740)	(29,280)
Preferred stock dividends	—	—	—	1,414

Net income (loss) available to common stockholders	$1,353	$(5,959)	$(6,740)	$(30,694)

Shares used to calculate basic net income (loss) available to common stockholders per share	22,163	19,085	20,631	17,306

Basic net income (loss) available to common stockholders per share (1)	$0.06	$(0.31)	$(0.33)	$(1.77)

Shares used to calculate diluted net income (loss) available to common stockholder per share (1)	22,759	19,085	20,631	17,306

Diluted net income (loss) available to common stockholders’ per share	$0.06	$(0.31)	$(0.33)	$(1.77)

(1)	See Schedule 1 for the calculation of basic and diluted net income (loss) available to common stockholders per share.

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3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
December 31, 2007 and December 31, 2006
(in thousands)

	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29,689	$14,331
Accounts receivable, net	31,115	34,513
Inventories, net	20,041	26,114
Prepaid expenses and other current assets	4,429	6,268
Deferred income tax assets	693	748
Restricted cash — short-term	1,200	1,200
Assets held for sale, net	3,454	3,454

Total current assets	90,621	86,628

Property and equipment, net	21,331	23,763
Intangible assets, net	5,170	6,602
Goodwill	47,682	46,867
Other assets, net	2,581	2,334

	$167,385	$166,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank credit facility	$—	$8,200
Industrial development bonds related to assets held for sale	3,325	3,545
Current portion of capitalized lease obligations	181	168
Accounts payable	20,712	26,830
Accrued liabilities	12,248	12,577
Customer deposits	1,537	6,510
Deferred revenue	11,712	11,463

Total current liabilities	49,715	69,293

Long-term portion of capitalized lease obligations	8,663	8,844
Convertible subordinated debentures	—	15,354
Other liabilities	4,238	3,034

Total liabilities	62,616	96,525

Stockholders’ equity:
Common stock, authorized 60,000 shares, issued and outstanding 22,224 (2007) and 19,113 (2006)	22	19
Additional paid-in capital	173,645	132,566
Treasury stock, at cost; 50 shares (2007) and 28 shares (2006)	(111)	(89)
Accumulated deficit in earnings	(72,403)	(64,455)
Accumulated other comprehensive income	3,616	1,628

Total stockholders’ equity	104,769	69,669

	$167,385	$166,194

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3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
Twelve Months Ended December 31, 2007 and December 31, 2006
(in thousands)

	Twelve Months Ended December 31,
	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net loss	$(6,740)	$(29,280)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities :
Provision for (benefit of) deferred income taxes	(268)	1,752
Depreciation and amortization	6,970	6,529
Provision for bad debts	109	1,612
Stock-based compensation	2,668	2,677
Loss on disposition of property and equipment	6	7
Changes in operating accounts:
Accounts receivable	4,988	(1,937)
Lease receivables	—	177
Inventories	6,055	(10,274)
Prepaid expenses and other current assets	2,000	2,979
Accounts payable	(7,141)	14,957
Accrued liabilities	(683)	(104)
Customer deposits	(4,977)	4,527
Deferred revenue	(160)	(2,735)
Other operating assets and liabilities	(202)	562

Net cash provided by (used in) operating activities	2,625	(8,551)

Cash flows used in investing activities:
Purchase of property and equipment	(946)	(10,100)
Proceeds from disposition of property and equipment	21	248
Additions to license and patent costs	(683)	(506)
Software development costs	(597)	(658)

Net cash used in investing activities	(2,205)	(11,016)

Cash flows provided by financing activities:
Bank (repayments) borrowings	(8,200)	8,200
Proceeds from issuance of common stock	20,367	—
Stock option and restricted stock proceeds	2,890	2,775
Repayment of long-term debt	(388)	(226)
Payment of preferred stock dividends	—	(785)

Net cash provided by financing activities	14,669	9,964
Effect of exchange rate changes on cash	269	(394)

Net increase (decrease) in cash and cash equivalents	15,358	(9,997)
Cash and cash equivalents at the beginning of the period	14,331	24,328

Cash and cash equivalents at the end of the period	$29,689	$14,331

Supplemental Cash Flow Information:
Interest payments	$1,833	$1,522
Income tax payments	1,776	1,064
Non-cash items:
Capitalized lease obligations	—	9,038
Conversion of 6% convertible subordinated debentures	15,354	7,250
Conversion of convertible redeemable preferred stock	—	15,242
Accrued dividends on preferred stock	—	1,003
Transfer of equipment from inventory to property and equipment	1,644	2,602
Transfer of equipment to inventory from property and equipment	946	3,064

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Schedule 1
Following is a reconciliation of the numerator and denominator of the basic and diluted net loss available to common stockholders per share computations:

	Three Months		Twelve Months
	Ended December 31		Ended December 31
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Basic and diluted earnings (loss) per share:
Basic earnings (loss) per share:
Numerator:
Net income (loss) available to common stockholders	$1,353	$(5,959)	$(6,740)	$(30,694)

Denominator:
Weighted average common shares outstanding	22,163	19,085	20,631	17,306

Basic net income (loss) available to common stockholders, per share	$0.06	$(0.31)	$(0.33)	$(1.77)

Diluted earnings (loss) per share:
Numerator:
Net income (loss) available to common stockholders	$1,353	$(5,959)	$(6,740)	$(30,694)

Denominator:
Weighted average common shares outstanding	22,163	19,085	20,631	17,306
Effect of dilutive securities:
Stock options and restricted stock awards	596	—	—	—

Diluted weighted average shares outstanding	22,759	19,085	20,631	17,306

Diluted net income (loss) available to common stockholders, per share	$0.06	$(0.31)	$(0.33)	$(1.77)